Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES 2024 YEAR-END OPERATING RESULTS, Q1 2025 DIVIDEND & DATE OF 2025 ANNUAL SHAREHOLDER MEETING

South Bend, IN. February 27, 2025 (ACCESSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN:STRW) (the “Company”) reported today its operating results for the year ended December 31, 2024.

Select 2024 Financial Highlights

●	100% of contractual rents collected.

●	On July 12, 2024, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”). On August 1, 2024, the SEC declared the Registration Statement effective. In connection with the Registration Statement the Company established an at-the-market equity program (the “ATM Program”). The ATM Program will allow the Company to issue and sell to the public from time to time, at the Company’s discretion, newly issued shares of common stock. The ATM Program is expected to provide the Company with additional financing flexibility and intends to use the net proceeds from the ATM Program to increase stock liquidity and facilitate growth.

●	On October 8, 2024, the Company entered into a Purchase and Sale Agreement with an unaffiliated seller with respect to eight healthcare facilities located in Missouri. The purchase price for the facilities was $87,500,000, payable at the closing. The facilities are currently leased under a master lease agreement to a group of third- party tenants. Under the master lease, the tenants currently pay annual rent on a triple net basis. The eight facilities are comprised of 1,111 licensed beds. The Company purchased the facilities utilizing the Company’s working capital and funds provided by a third-party lender. The Company closed the acquisition on December 19, 2024.

●	On December 5, 2024 priced an underwritten public offering of 3,333,334 shares of its common stock for total gross proceeds (before underwriters’ discounts and commissions and offering expenses) of approximately $35 million.

●	On December 20, 2024, the Company entered into an Asset Purchase Agreement with an unaffiliated seller for the purchase of six healthcare Facilities located in Kansas. The purchase price for the Facilities was $24,000,000, payable at the closing. The Facilities will be leased under a new 10-year master lease agreement to a group of third-party tenants. Under the master lease, (i) the tenants will be on a triple net basis (ii) the tenants have 2 five-year options to extend the lease. The tenants operate the Facilities as five skilled nursing facilities and one assisted living facility. The six facilities are comprised of five skilled nursing facilities and one assisted living facility with 354 licensed beds. The Company closed the acquisition on January 2, 2025.

For the year ended December 31, 2024, and December 31, 2023:

●	FFO was $60.2 million and $49.5 million, respectively.

●	AFFO was $55.8 million and $52.7 million, respectively.

●	Net income was $26.5 million and $20.2 million, respectively.

●	Rental income received was $104.4 million and $99.8 million, respectively.

Moishe Gubin, Chairman & CEO noted: “I am excited to be reporting another strong year for Strawberry Fields REIT. The Company continued to collect 100% of its contractual rents. The Company also extended its two Indiana Master Leases (41 facilities) which now provides contractual rents into 2034.”

Mr. Gubin Continued “In 2024 the Company acquired 15 facilities (1,985 beds) for $130.3 million. Through these acquisitions the Company entered into a new state, Missouri, and continued to grow its non-affiliated tenant base. 2025 has been off to a great start with the acquisition of 6 facilities in Kansas for $24 million. The deal flow remains strong and we look forward to continuing to growing the Company’s presence in existing and new states utilizing our disciplined approach.”

2024 Annual Results

Rental revenues: Rental revenues increased by $17.3 million or 17.3% compared to fiscal year 2023, The additional rental income arising from the renegotiation of certain leases and the receipt of rent from the acquisition of 15 properties.

Depreciation and Amortization: Increase in depreciation of $2.8 million or 10.8% compared to fiscal year 2023 is primarily due to year over year depreciation from the Indiana 2 Master Lease and $130.3 million of new real estate investments in 2024. This was offset by other fully depreciated assets in 2024. Amortization increased $1.6 million or 53.8% due to the $24 million in acquisitions of purchase options in 2024.

Loss on real estate investment impairment: In February 2023, a facility under one of our Southern Illinois master leases was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility was leased under a master lease with two other facilities. The closure did not result in any reduction in the aggregate rent payable under the master lease, which has been paid without interruption. As a result of the closure, the Company is sought to sell the property. Since the facility is no longer licensed to operate as a skilled nursing facility, the Company wrote off its remaining book value. Subsequently, the property was sold in 2024.

General and Administrative Expense: In fiscal year 2024, the increase in general and administrative expenses of $1.2 million or 20.9% compared to fiscal year 2023 is primarily the result of higher insurance, legal, corporate salaries and other expenses.

Interest expense, net: The increase in interest expense of $8.1 million or 30.5% compared to Fiscal year 2023 is primarily related to additional interest payments for Series D, Series C and Series A Bonds, a second commercial bank loan facility obtained in connection with the acquisition of the Indiana Facilities.

Other income/(loss): In 2023, the increase in other loss of $1.0 million was the result of a fee paid to an investment banking firm in connection with the cancellation of an agreement with respect to a proposed financing transaction.

Net Income: The increase in net income from $20.2 million during the year ended December 31, 2023 to $26.5 million in the year ended December 31, 2024 is primarily due to increases in rental revenue (net of increase in real estate taxes), lower losses on real estate and other losses, offset by higher depreciation, amortization, general and administrative and interest expenses.

Dividend

On February 21, 2025 our Board of Directors declared a cash dividend of $0.14 per share. The dividend will be paid on March 31, 2025 to common shareholders of record as of the close of business on March 17, 2025.

Annual Meeting

The Company’s 2025 Annual Meeting of Stockholders will be held on Thursday, May 1, 2025, at 10:00 a.m. EST. Stockholders of record as of the close of business on Tuesday, March 25, 2025 will be entitled to receive notice of and to participate at the 2025 Annual Meeting of Stockholders. The meeting will be held at 2477 E. Commercial Blvd. Ft. Lauderdale FL 33308.

2024 Year-End Earnings Call

On Monday, March 3rd at 11:00 a.m. Eastern Time, the Company invites current and prospective investors to join the management team on a conference call/webcast to discuss the 2024 year-end results.

The dial-in number for U.S. participants is 888-506-0062 and the conference ID number is 784351. The webcast URL is https://www.webcaster4.com/Webcast/Page/3065/52096

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 130 healthcare facilities with an aggregate of 14,540 bed, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 130 healthcare facilities comprise 118 skilled nursing facilities, 10 assisted living facilities, and two long-term acute care hospitals.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 19, 2024, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

STRAWBERRY FIELDS REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in $000’s, except share data)

	December 31,
	2024	2023
Assets
Real estate investments, net	$609,058	$518,314
Cash and cash equivalents	28,573	12,173
Restricted cash and equivalents	65,083	25,585
Straight-line rent receivable, net	27,702	23,334
Right of use lease asset	1,204	1,542
Goodwill, other intangible assets and lease rights	27,947	8,604
Deferred financing expenses	6,162	6,035
Notes receivable, net	16,585	17,706
Other assets	5,275	3,502
Total Assets	$787,589	$616,795

Liabilities
Accounts payable and accrued liabilities	$18,718	$16,907
Bonds, net	209,944	100,294
Notes payable and other debt	460,591	436,192
Operating lease liability	1,204	1,542
Other liabilities	13,561	14,587
Total Liabilities	$704,018	$569,522
Commitments and Contingencies (Notes 8 and 14)
Equity
Preferred stock, $.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding	$-	$-
Common stock, $.0001 par value, 500,000,000 shares authorized, 12,062,309 and 6,487,856 shares issued and outstanding in 2024 and 2023	1	-
Additional paid in capital	42,602	5,746
Accumulated other comprehensive income	340	529
Retained earnings	1,292	1,232
Total Stockholders’ Equity	$44,235	$7,507
Non-controlling interest	$39,336	$39,766
Total Equity	$83,571	$47,273
Total Liabilities and Equity	$787,589	$616,795

STRAWBERRY FIELDS REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in $000’s, except share data)

	Year Ended December 31,
	2024	2023

Revenues
Rental revenues	$117,058	$99,805

Expenses:
Depreciation	$29,031	26,207
Amortization	4,657	3,028
Loss on real estate investment impairment	-	2,451
General and administrative expenses	6,851	5,662
Property taxes	14,489	14,459
Facility rent expenses	727	559
Total expenses	$55,755	$52,366
Income from operations	61,303	47,439

Interest expense, net	$(32,603)	$(24,443)
Amortization of deferred financing costs	(657)	(560)
Mortgage insurance premium	(1,548)	(1,671)
Total interest expense	$(34,808)	$(26,674)
Other income (loss):
Foreign currency transaction gain	-	462
Other income/(loss)	10	(983)
Total other income/(loss)	10	(521)
Net income	$26,505	$20,244
Less:
Net income attributable to non-controlling interest	(22,410)	(17,748)
Net income attributable to common shareholders	4,095	2,496
Other comprehensive income:
Gain due to foreign currency translation	431	1,624
Reclassification of foreign currency transaction (gains) losses	-	(462)
Comprehensive income attributable to non-controlling interest	(620)	(1,019)
Comprehensive income	$3,906	$2,639
Net income attributable to common stockholders	$4,095	$2,496
Basic and diluted income per common share	$.57	$.39

Weighted average number of common stock outstanding	7,124,158	6,365,196

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the years ended December 31, 2024 and 2023, to net income, the most directly comparable GAAP financial measure (in thousands):

FFO and AFFO:

	Year Ended December 31,
	2024	2023

Net income	$26,505	$20,244
Depreciation and amortization	33,688	29,235
Funds from Operations	60,193	49,479
Adjustments to FFO:
Straight-line rent	(4,368)	(30)
Straight-line rent receivable write-off(1)	-	230
Contact cancellation expense for proposed financing(2)	-	1,000
Loss on real estate impairment (3)	-	2,451
Foreign currency transaction (gain) loss	-	(462)
Funds from Operations, as Adjusted	$55,825	$52,668

(1) In 2023 the Company recognized a loss of $1,075,000 in the second quarter of 2022 due to the write-off of straight-line rent receivables related to the Southern Illinois facilities

(2) In 2023 the Company incurred a non-recurring expense of $1.0 million in the second quarter of 2023 in connection with the cancellation of a contract with an investment banking firm related to a proposed financing.

(3) Loss on real estate investment impairment: In February 2023, one facility under one of our Southern Illinois master leases was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility was leased under a master lease with two other facilities. The closure did not result in any reduction in the aggregate rent payable under the master lease, which was paid without interruption. As a result of the closure, the Company is seeking to sell the property. Since the facility is no longer licensed to operate as a skilled nursing facility, the Company wrote off its remaining book value.